UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2015

PFSweb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28275	75-2837058
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Millennium Drive Allen, TX	75013
(Address of principal executive offices)	(zip code)

(972) 881-2900

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 2.01. Completion of Acquisition or Disposition of Assets

Acquisition of CrossView

On August 5, 2015, PFSweb, Inc. (the “Company”) and a newly formed subsidiary (the “Buyer”), entered into, and consummated the transactions contemplated by, an Asset Purchase Agreement (the “Purchase Agreement”) dated August 4, 2015 with CrossView, Inc. (“CrossView”) and its shareholders. CrossView is an ecommerce systems integrator and provides a wide range of ecommerce services.

Pursuant to the terms of the Purchase Agreement, the Buyer purchased substantially all of the assets and assumed substantially all of the liabilities of CrossView, as more fully provided therein.

Under the terms of the Purchase Agreement, and in consideration of the transactions described therein, the Buyer paid a closing cash payment of $30,700,000 (subject to a post-closing balance sheet reconciliation) and the Company will issue 553,223 shares of unregistered Common Stock. In addition, subject to the Buyer achieving the following financial targets, the Buyer will pay the following future annual earn-out payments:

(a) Subject to achieving a minimum adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) target of not less than $5,500,000 for calendar year 2015, an amount (the “2015 Earn-out”) equal to (i) $1,500,000 plus (ii) $8,300,000 multiplied by a fraction, the numerator of which is an amount equal to the excess, if any, of Buyer’s adjusted EBITDA for calendar year 2015 over the minimum earn-out target for calendar year 2015, and the denominator of which is $1,200,000; provided, however, that in no event shall the 2015 Earn-out exceed $9,800,000; and

(b) Subject to achieving a minimum adjusted EBITDA target of not less than $6,325,000 for calendar year 2016, an amount (the “2016 Earn-out”) equal to (i) $2,000,000 plus (ii) $2,250,000 multiplied by a fraction, the numerator of which is an amount equal to the excess, if any, of Buyer’s adjusted EBITDA for calendar year 2016 over the minimum earn-out target for calendar year 2016, and the denominator of which is $1,380,000; provided, however, that in no event shall the 2016 Earn-out exceed $4,250,000; and

(c) Subject to achieving a minimum adjusted EBITDA target of not less than $7,273,750 for calendar year 2017, an amount (the “2017 Earn-out”) equal to (i) $2,000,000 plus (ii) $2,000,000 multiplied by a fraction, the numerator of which is an amount equal to the excess, if any, of Buyer’s adjusted EBITDA for calendar year 2017 over the minimum earn-out target for calendar year 2017, and the denominator of which is $1,587,000; provided, however, that in no event shall the 2017 Earn-out exceed $4,000,000.

The Company will pay 20% of the 2015 Earn-out and 15% of the 2016 Earn-out and 2017 Earn-out in restricted shares of Company common stock, based on its then current market value at the time of issuance.

There is no prior material relationship between CrossView and the Company.

To the extent that any financial statements or pro forma financial information is required to be filed in connection with the foregoing transaction, such information will be filed by amendment to this current report on Form 8-K within seventy-one (71) calendar days from the date that this current report on Form 8-K must be filed.

New Financing Agreement

On August 5, 2015, the Company and its U.S. subsidiaries entered into a Credit Agreement with Regions Bank, as agent for itself and one or more lenders now or hereafter made a party thereto (the “Lenders”). Under this Credit Agreement, and subject to the terms set forth therein, the Lenders have agreed to provide the Company’s subsidiary, Priority Fulfillment Services, Inc. (“PFS”) with an initial $30 million revolving loan facility and an initial $10 million term loan facility. Subject to the terms of the Credit Agreement, PFS has the ability to increase the revolving loan facility to $35 million and the term loan facility to $20 million, as well as the ability to increase the total loan facilities to $75 million. Availability under the revolving loan facility may not exceed a borrowing base of 85% of eligible accounts receivable (as defined). Advances under the Credit Agreement accrue interest at a variable rate, plus an applicable margin, and have a five year maturity, with scheduled amortization payments for term loan advances. The Credit Agreement is secured by a lien on substantially all of the assets of Company and its U.S. subsidiaries and a pledge of 65% of the shares of the Company’s foreign subsidiaries. The Credit Agreement replaces the Company’s prior financing with Comerica and Wells Fargo.

Item 8.01. Other Events.

On August 5, 2015, the Company issued a press release announcing the acquisition of CrossView.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated August 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2015

PFSweb, Inc.

By:	/s/ Thomas J. Madden
Name:	Thomas J. Madden
Title:	Executive Vice President and Chief Financial and Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated August 5, 2015.